UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

    CLEARWIRE CORPORATION

(Name of Registrant as Specified in Its Charter)

    SPRINT NEXTEL CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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News Release

Sprint Nextel
6200 Sprint Parkway
Overland Park, Kan. 66251

Media Contacts:
Doug Duvall, Sprint	Susan Johnston, Clearwire
571-287-8153	425-505-6178
douglas.duvall@sprint.com	susan.johnston@clearwire.com

John Taylor, Sprint
703-592-8530 john.b.taylor@sprint.com

Investor Contacts:
Brad Hampton, Sprint	Alice Ryder, Clearwire
800-259-3755	425-505-6494
investor.relations@sprint.com	alice.ryder@clearwire.com

Sprint and Clearwire Agree to Increased Acquisition Offer

•	Increased Offer to $5.00 Per Share Represents Significant Premium to Unaffected Clearwire Trading Price and DISH Network Tender Offer

•	Group of Significant Minority Stockholders Agree to Vote in Favor of Sprint Transaction

•	Offer Provides Clearwire Stockholders with Certain and Attractive Value

OVERLAND PARK, Kan and BELLEVUE, Wash. – June 20, 2013 – Sprint (NYSE:S) and Clearwire (NASDAQ:CLWR) today announced that they have agreed to amend Sprint’s agreement to acquire the approximately 50 percent of Clearwire it does not currently own (the “minority stake”) for $5.00 per share, valuing Clearwire at approximately $14 billion, or about $0.30 per MHZ-pop. This increased offer represents a 47 percent premium to Sprint’s previous offer of $3.40 per share announced on May 21, 2013 and a 285 percent premium to Clearwire’s closing share price on Oct. 10, 2012, the day before the Sprint-SoftBank discussions were first confirmed in the marketplace and Clearwire was speculated to be a part of that transaction. This offer also represents a 14 percent premium to the $4.40 per share DISH tender offer.

Sprint has received commitments from a group of significant Clearwire stockholders, including Mount Kellett Capital Management LP, Glenview Capital Management LLC, Chesapeake Partners Management Co., Inc. and Highside Capital Management LP, which collectively own approximately 9 percent of Clearwire’s voting shares, to vote their shares in support of the transaction. These stockholders have also agreed to sell their shares to Sprint in the event the transaction does not close.

Together with the voting commitments previously received from Comcast Corp., Intel Corp and Bright House Networks LLC, who collectively own approximately 13 percent of Clearwire’s voting shares, and Clearwire’s directors and officers, stockholders owning approximately 45 percent of the Clearwire voting shares not affiliated with Sprint, have now agreed to vote their shares in support of the transaction. Sprint expects a majority of the non-Sprint stockholders to support the Clearwire merger based on these agreements and the votes of shareholders with both Sprint and Clearwire shareholdings who have already voted in favor of the Sprint SoftBank transaction.

In addition to the increased price per share, the companies have further amended the merger agreement that was previously entered into. Specifically, among other things, in certain circumstances where the transaction between Sprint and Clearwire terminates, Clearwire will be required to pay a termination fee of $115 million, or 3 percent of the equity value of the minority stake. In the event the transaction is not completed, Clearwire has agreed to hold its annual shareholder meeting as expeditiously as possible and if the transaction is not completed under certain circumstances, Clearwire has agreed to waive the current standstill provision in the Equityholders’ Agreement between Sprint, Clearwire, and the company’s strategic investors. That standstill provision was originally set to expire on November 28, 2013.

The revised offer demonstrates Sprint’s commitment to closing the Clearwire transaction and improving its competitive position in the U.S. wireless industry. Sprint is uniquely positioned to leverage Clearwire’s 2.5 GHz spectrum assets. Sprint’s Network Vision architecture should allow for better strategic alignment and the full utilization and integration of Clearwire’s complementary 2.5 GHz spectrum assets, while achieving operational efficiencies and improved service for customers as the spectrum and network is migrated to 4G LTE standards.

Sprint’s proposal provides a clear path forward for Clearwire and the merger provides attractive value for shareholders of both companies.

The transaction is subject to customary closing conditions, including regulatory approvals and the approval of Clearwire’s stockholders, including the approval of a majority of Clearwire stockholders not affiliated with Sprint or SoftBank. The closing of the transaction is also contingent on the consummation of Sprint’s previously announced transaction with SoftBank. SoftBank has consented to the amendment.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of the first quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

About Clearwire

Clearwire Corporation (Nasdaq:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature. This document contains forward-looking statements relating to the proposed Merger between Sprint and Clearwire pursuant to the Merger Agreement and the related transactions (collectively, the “transaction”). All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits and synergies of the transaction; the competitive ability and position of Sprint and Clearwire; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (i) any conditions imposed in connection with the transaction, (ii) approval of the transaction by Clearwire stockholders, (iii) the satisfaction of various other conditions to the closing of the transaction contemplated by the Merger Agreement, (iv) legal proceedings that may be initiated related to the transaction, and (v) other factors discussed in Clearwire’s and Sprint’s Annual Reports on Form 10-K for their respective fiscal years ended December 31, 2012, their other respective filings with the U.S. Securities and Exchange Commission (the “SEC”) and the proxy statement and other materials that have been or will be filed with the SEC by Clearwire in connection with the transaction. There can be no assurance that the transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the transaction will be realized. None of Sprint, Clearwire or Collie Acquisition Corp. undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the transaction, Sprint and Clearwire have filed a Rule 13e-3 Transaction Statement and Clearwire has filed a definitive proxy statement with the SEC. The definitive proxy statement has been mailed to the Clearwire’s stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CLEARWIRE AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Clearwire with the SEC may be obtained free of charge by contacting Clearwire at Clearwire, Attn: Investor Relations, (425) 505-6494. Clearwire’s filings with the SEC are also available on its website at www.clearwire.com.

Participants in the Solicitation

Clearwire and its officers and directors and Sprint and its officers and directors may be deemed to be participants in the solicitation of proxies from Clearwire stockholders with respect to the transaction. Information about Clearwire officers and directors and their ownership of Clearwire common shares is set forth in the definitive proxy statement for Clearwire’s Special Meeting of Stockholders, which was filed with the SEC on April 23, 2013. Information about Sprint’s officers and directors is set forth in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the definitive proxy statements regarding the transaction, which was filed by Clearwire with the SEC.

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